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                                                                      Exhibit 12

                           INTERNATIONAL PAPER COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)
                                   (Unaudited)

                                                                                                    Nine Months Ended
                                                  For the Years Ended December 31,                     September 30,
                                   -------------------------------------------------------------    --------------------
            TITLE                   1997         1998          1999          2000         2001       2001         2002
                                   ------      --------      --------      --------    ---------    -------     --------
A) Earnings (loss) before
        income taxes,
        minority interest,
        extraordinary items
        and accounting change      $143.0      $  429.0      $  448.0      $  723.0    $(1,265.0)   $(632.0)    $  643.0

B) Minority interest expense,
        net of taxes               (140.0)        (87.0)       (163.0)       (238.0)      (147.0)    (112.0)      (100.0)

C) Fixed charges excluding
        capitalized interest        826.6         866.7         820.9       1,151.5      1,256.0      964.4        820.4

D) Amortization of previously
        capitalized interest         37.0          38.8          17.0          23.5         31.8       21.5         33.6

E) Equity in undistributed
        earnings of affiliates      (40.4)         23.7         (41.6)          5.6         13.5       11.9          9.3
                                   ------      --------      --------      --------    ---------    -------     --------

F) Earnings (loss) before
        income taxes,
        extraordinary items,
        accounting change
        and fixed charges          $826.2      $1,271.2      $1,081.3      $1,665.6    $  (110.7)   $ 253.8     $1,406.3
                                   ======      ========      ========      ========    =========    =======     ========

   Fixed Charges

G) Interest and amortization
        of debt expense            $720.0      $  716.9      $  611.5      $  938.1    $ 1,050.3    $ 807.9     $  670.9

H) Interest factor
        attributable to
        rentals                      83.0          80.7          76.3          72.8         76.7       57.3         63.1

I) Preferred dividends of
        subsidiaries                 23.6          69.1         133.1         140.6        129.0       99.2         86.4

J) Capitalized interest              71.6          53.4          29.3          25.2         13.2       10.2          6.0
                                   ------      --------      --------      --------    ---------    -------     --------

K) Total fixed charges             $898.2      $  920.1      $  850.2      $1,176.7    $ 1,269.2    $ 974.6     $  826.4
                                   ======      ========      ========      ========    =========    =======     ========

L) Ratio of earnings to
        fixed charges                              1.38          1.27          1.42                                 1.70
                                               ========      ========      ========                             ========

M) Deficiency in earnings
        necessary to cover
        fixed charges              $(72.0)                                             $(1,379.9)   $(720.8)
                                   ======                                              =========    =======


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